Exhibit 99.1

T STAMP INC.

(‘Trust Stamp’ or ‘The Company’)

Trust Stamp Announces Notice of Allowance for Three New U.S Patent

Related to its Artificial Intelligence (AI) Based Biometric Authentication Technology

April 12, 2023: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company TM providing artificial intelligence (AI)-powered trust and identity services used globally across multiple sectors, announces that it has received Notices of Allowance for an additional three patent applications from the United States Patent Office.

Patent application No. 17/109,693 directly builds on prior patents related to Trust Stamp’s innovative processes for irreversibly transforming biometric and other identity data into an irreversibly transformed identity token or “IT².” Trust Stamp believes this technology provides an unparalleled level of data protection, while improving the efficiency and expanding the utility of legacy identity systems. Patent application 17/966,355 expands the range of use cases for the IT2 into NFT’s and the Metaverse by verifying the ownership of cryptographic asset contracts using embedded IT2 technology, while patent application No. 17/401,508 introduces a new authentication methodology utilizing evidence of control of third-party accounts.

Trust Stamp CEO Gareth N. Genner comments: “Over the last seven years we have invested heavily in research and development, and the creation of intellectual property, and our extensive patent portfolio is the first fruit of those investments. Following our transition to our low-code SaaS Orchestration Layer in 2022, we are focused this year on the monetization of our technology via SaaS sales to government and the private sector, both direct and through channel partners, and we believe that our unique proprietary technology positions us well in that regard.”

“We already had fourteen issued patents before these three allowances, and we have an additional sixteen patent applications pending in addition to the three recently allowed. We're proud to be at the forefront of using AI for these types of applications and these patents evidence our continuing commitment to a privacy first approach. Our innovative technology can be implemented ‘on the edge,’ meaning that it can operate on devices that may not have internet or other ways to access server resources powering the creation of privacy-first applications where the user’s biometrics never leave their own device, as well as use in remote locations that do not have Internet or other data services available to the user.”

Trust Stamp believes its privacy-first technology is unique in that it replaces the storage and use of biometric templates with an IT² generated by a neural network. The AI processes used include image segmentation utilizing deep learning. The use of AI allows Trust Stamp to provide users with the benefits of biometric-derived authentication without losing control of or sharing their original biometric data. The IT² cannot be reverse-transformed to recover the original data and thus offers a privacy-protecting methodology to enjoy the benefits of biometric-based authentication without the dangers of storing biometric templates.

About Trust Stamp

Trust Stamp the Privacy-First Identity CompanyTM, is a global provider of AI-powered identity services for use in multiple sectors including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.

Located in nine countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The company was founded in 2016 by Gareth Genner and Andrew Gowasack.

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks

All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Inquiries

Trust Stamp	Email: shareholders@truststamp.ai

Gareth Genner, CEO

Investor Relations	Tel: +1 212-671-1020

Crescendo Communications, LLC	Email: idai@crescendo-ir.com